Filed pursuant to Rule 433
Registration Statement Nos. 333-162219 and 333-162219-01
August 11, 2011

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6 Products found

Number of results: 10 Excel Add

Name CUSIP	Issue date	Maturity	Currency	Ref.	Bid	Ask	% change	add
Annual Reset Coupon Notes with Fixed Buffer linked to the S&P 500 Index 78009PBB6	07/29/11	07/29/16	USD	1,157.70	-1034.68	-1033.68	+0.00 %**	
Annual Reset Coupon Notes with Fixed Buffer linked to the S&P 500 Index 78009PBC4	07/29/11	07/29/14	USD	1,159.00	88.98	89.98	+0.18 %**	
RBS Capped Market-Linked Note linked to the S&P 500 Index 78009PAX9	07/29/11	07/29/16	USD	n/a				
USD 3 Month Libor Capital Protected Note 78009PBD2	07/21/11	07/21/21	USD	n/a				
RBS Annual Reset Coupon Notes with Fixed Buffer 78009PAW1	07/15/11	07/15/14	USD	1,152.50	89.84	90.84	-0.04 %**	
RBS Annual Reset Coupon Notes with Fixed Buffer linked to the S&P 500 Index 78009PAV3	07/15/11	07/15/16	USD	1,156.20	89.68	90.68	+0.11 %**	

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Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing. If the securities are Capital Protected Notes, please bear in mind that they protect your principal invested only against any decline in the underlying market measure at maturity. They are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral, nor are they obligations of or guaranteed by the UK government. All payments due on Capital Protected Notes remain subject to the credit risk of the issuer and its parent company.

Disclaimer

Prices provided through the website are indicative only and thus may reflect estimates or approximations rather than actual prices at which we would transact in a note or other financial instrument. These prices may be generated by an automatic system that takes various factors into consideration, including information obtained from third parties. We may carry the related notes or financial instruments on our books at prices other than those provided through the website. In addition, assuming no change in market conditions and all other relevant factors remaining constant, any secondary prices will likely be lower than the issue price since the issue prices included, and the secondary market prices are likely to exclude, commission, discounts, costs or mark-ups with respect to the notes or financial instruments, as well as the profit component included in the cost of hedging our obligations under these securities.

Prices on the website (including those of listed securities on any U.S. securities exchange or quotation system) might lag actual market prices. Prices should therefore be used as a general guide only and should not be understood as the price at which we would purchase or make a bid for a security or as a guarantee by us of the accuracy or currency of such prices or of the realizable value of the related securities.

The information on the website reflects certain assumptions and is derived from proprietary models based upon well recognized financial principles and reasonable estimates about market conditions. Valuations and prices based on other models or different assumptions may yield different results. The information may not reflect the prices or valuation you would obtain from any other source, or which you would receive from another dealer.

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. **Past performance is not indicative of future results.**

SEC Legend

The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc ("RBS plc") have each filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the "SEC") for the offering of securities that are issued by RBS N.V. and guaranteed by RBS Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1-(888) 644-2048.

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